Exhibit 99.1

News Release

Contact:	William J. Brunner, CFO - Shareholders & Analysts (317) 269-1614 Beth Copeland - Media (317) 269-1395

FIRST INDIANA ANNOUNCES DIVIDEND

        INDIANAPOLIS, October 17, 2007 — The Board of Directors of First Indiana Corporation today declared a quarterly dividend of $0.21 per share of common stock. The dividend will be paid December 14, 2007 to shareholders of record as of December 6, 2007. This is the 84th consecutive quarter First Indiana has paid a cash dividend.

        First Indiana Corporation (Nasdaq: FINB) is a full-service financial services company offering comprehensive financial solutions to businesses and individuals. It is the holding company for First Indiana Bank, N.A., the largest commercial bank headquartered in Indianapolis. Founded in 1915, First Indiana Bank is a national bank with 32 offices in central Indiana. Information about First Indiana is available at (317) 269-1200, or at www.firstindiana.com, which is not a part of this news release.